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          [Letterhead of Southern Farm Bureau Life Insurance Company]

                                April 26, 2005


Southern Farm Bureau Life Insurance Company
1401 Livingston Lane
Jackson, Mississippi 39213

Gentlemen:

     This opinion is furnished in connection with the registration by Southern Farm Bureau Life Insurance Company of an adjustable premium variable life insurance policy (the "Policy") under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 6 to the Registration Statement on Form N-6 (File No. 333-68114) (the "Amendment") describes the Policy. I have provided actuarial advice concerning the preparation of the policy form described in the Amendment, and I am familiar with the Amendment and the exhibits thereto.

     It is my professional opinion that the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

     I hereby consent to the use of this opinion as an exhibit to the Amendment, and to the reference to my name under the caption "EXPERTS" in the Statement of Additional Information included in the Amendment.

                                     Sincerely,



                                     /s/ Kenneth P. Johnston
                                     -----------------------
                                     Kenneth P. Johnston, FSA, MAAA
                                     Vice President, Product Development
                                     Southern Farm Bureau Life Insurance Company